Exhibit 99.1

AND TRUST FINANCIAL CORP.

News Release

For Immediate Release

Contact:

C. Harril Whitehurst, Jr.

Senior Vice President and CFO

804-897-3900

hwhitehurst@villagebank.com

VILLAGE BANK AND TRUST FINANCIAL CORP. REPORTS SECOND QUARTER EARNINGS AND SUCCESSFUL OPENING OF

NEW WESTEND BRANCH

Midlothian, Virginia, July 27, 2006.  Thomas W. Winfree, President and Chief Executive Officer of Village Bank and Trust Financial Corp. (NASDAQ symbol: VBFC) (the “Company”) in Midlothian, Virginia, announced today the Company’s net income for the three months ended June 30, 2006 of $341,000 or $0.16 per fully diluted share, compared to net income of $335,000 or $0.17 per fully diluted share for the same period in 2005.  Earnings for the first six months of 2006 amounted to $624,000 or $0.30 per fully diluted share, compared to earnings of $604,000 or $0.31 per fully diluted share for the same period in 2005.

Mr. Winfree also announced that the Company opened its first branch outside of Chesterfield County in May.   This branch, located next to the Shops at Willow Lawn near the corner of West Broad Street and Willow Lawn Drive in Henrico County, is important to the Company’s strategy to become a Richmond metropolitan bank.  Mr. Winfree commented, “We are very excited about the opening of this new branch and the success it has enjoyed in a very short period of time.  We are committed to providing the entire Richmond community with the type of service excellence people in Chesterfield County have come to expect from Village Bank.”

Continued…

In addition to the new branch at Willow Lawn, two additional branches are expected to open in 2006, one in the South Creek Plaza on Midlothian Turnpike in Powhatan County, and the other in the Forest Office Park on Three Chopt Road in Henrico County.  The addition of these branches will bring the Company’s total to ten, thus establishing the Company as a Richmond metropolitan area financial institution expanding beyond Chesterfield County only.

Craig D. Bell, Chairman of the Board of Directors, added, “We are pleased with our earnings in the second quarter, especially in light of our continued growth strategy.  Though we may sacrifice some earnings in the short-term, we believe that a pattern of continued growth combined with solid earnings is in the best long-term interests of our shareholders.  And, while other parts of the country are seeing some economic slowdown, we believe Richmond’s economy will be vibrant throughout the rest of 2006.”

While the Company’s earnings of $341,000 in the second quarter of 2006 is only slightly higher than the $335,000 earned for the same period in 2005, the components of the results were significantly different.  Net interest income for the three months ended June 30, 2006 was $2,516,000, an increase of $920,000, or 58%, over net interest income of $1,596,000 for the same period in 2005.  This increase in net interest income is attributable to the growth of our loan portfolio, from $146,116,000 at June 30, 2005 to $203,799,000 at June 30, 2006, and actions by the Federal Reserve to raise interest rates.  Noninterest income declined by $104,000 in the second quarter of 2006 compared to the same period in 2005, primarily due to lower income from our mortgage banking subsidiary.  While rising interest rates have had a positive impact on net interest income, they have had a negative impact on mortgage banking activities.  If rates continue to increase, we expect to see a further decline in income from mortgage banking.

On the expense side, the provision for loan losses increased by $109,000 and noninterest expense increased by $699,000 from the second quarter of 2005 to the second quarter of 2006.  The increase in the provision for loan losses is attributable to higher loan growth in the second quarter of 2006.  Loans increased by $12.5 million during the three months ended June 30, 2006 as compared to an increase of $7.0 million for the same period in 2005.  The increase in noninterest expense is a direct result of the growth of the Company, primarily the addition of four new branches, from the second quarter of 2005 to the second quarter of 2006.  The largest increases in noninterest expense were $467,000 in salaries and benefits, $69,000 in occupancy costs, $76,000 in advertising and marketing and $33,000 in data processing expense.

Continued…

Mr. Winfree noted, “The Company’s balance sheet continues to be strong and, coupled with the new capital from the warrant cancellation previously disclosed, provides a basis for continued strong earnings for the remainder of 2006.”

He continued, “As we have said in the past, we believe that a controlled growth strategy will provide the best return to our shareholders.  Nothing has occurred in the second quarter of 2006 that would change our view.  To the contrary, with the added capital from the warrant cancellation, we are well positioned to continue growing to become the metropolitan Richmond area’s premier financial institution.”

Stockholders’ equity totaled $24,950,000 at June 30, 2006, which represented a book value of $9.74 per share.  This represents an increase of $0.49 per share over the $9.25 book value per share at December 31, 2005.  For regulatory purposes, the Company’s capital includes $5,000,000 in trust preferred securities issued in February 2005, bringing total regulatory capital to $29,950,000.  At June 30, 2006, the Bank exceeded all regulatory capital requirements.

Village Bank and Trust Financial Corp. was organized under the laws of the Commonwealth of Virginia as a bank holding company whose activities consist of investment in its wholly-owned subsidiary, Village Bank.  Village Bank is a full-service Virginia-chartered community bank headquartered in Midlothian, Virginia with deposits insured by the Federal Deposit Insurance Corporation.  The Bank has eight branch offices, with two additional branch offices expected to open in the second half of 2006.  The Bank and its wholly-owned subsidiaries, Village Bank Mortgage Corporation, Village Insurance Agency, Inc., and Village Financial Services Corporation, offer a complete range of financial products and services, including commercial loans, consumer credit, mortgage lending, checking and savings accounts, certificates of deposit, and 24-hour banking.

The Company cautions readers that certain statements contained in this press release regarding its future operations and business prospects are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are based upon management's current knowledge and assumptions about future events and involve risks and uncertainties that could cause actual results to differ materially from anticipated results.  For more details on factors that could affect expectations, see the Company's Annual Report on Form 10-KSB for the period ended December 31, 2005 and other filings with the Securities and Exchange Commission.

Continued…

Financial Highlights
(Dollars in thousands, except per share amounts)

Balance Sheet Data
	June 30,	December 31,
	2006	2005
	(Unaudited)

Total assets	$ 238,071	$ 214,975
Investment securities	10,899	2,982
Loans held for sale	2,956	2,860
Loans, net of deferred fees	203,799	172,378
Deposits	201,577	186,753
Borrowings	10,268	9,642
Stockholders' equity	24,950	17,152
Book value per share	$ 9.74	$ 9.25
Total shares outstanding	2,562,088	1,854,618

Asset Quality Ratios
Allowance for loan losses to
Loans, net	1.07%	1.12%
Nonaccrual loans	171.77%	105.28%
Nonperforming assets to loans	0.63%	1.06%

Selected Operating Data
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005
	(Unaudited)		(Unaudited)

Interest income	$ 4,396	$ 2,692	$ 8,338	$ 5,110
Interest expense	1,879	1,096	3,600	1,986
Net interest income before
provision for loan losses	2,517	1,596	4,738	3,124
Provision for loan losses	146	37	363	128
Noninterest income	635	739	1,212	1,238
Noninterest expenses	2,489	1,790	4,642	3,319
Income tax expense	176	173	321	311
Net income	341	335	624	604
Income per share
Basic	$ 0.16	$ 0.19	$ 0.31	$ 0.34
Diluted	$ 0.16	$ 0.17	$ 0.30	$ 0.31

Performance Ratios
Return on average assets	0.61%	0.78%	0.57%	0.72%
Return on average equity	6.77%	8.53%	6.65%	7.82%
Net interest margin	4.82%	4.12%	4.65%	4.06%
Efficiency	78.96%	76.65%	78.01%	76.08%